Exhibit 8.2

July 30, 2026

Mr. Scott M. Cattanach

PSB Holdings, Inc.

1201 N. 6th Street

Wausau, Wisconsin 54403

RE: Opinion Regarding Material United States Federal Income Tax Consequences of Merger

Dear Scott:

You have requested our opinion regarding certain federal income tax consequences of the proposed merger (the “Merger”) of PSB Holdings, Inc., (“PSB”) a Wisconsin Corporation with and into Bank First Corporation (“Company”), a Wisconsin Corporation, pursuant to which Company will survive, as provided in the Agreement and Plan of Merger dated as of May 19, 2026, by and among PSB and Company (“Plan of Merger”). This opinion is being delivered in connection with and as an exhibit to the registration statement on Form S-4, including the joint proxy/prospectus included therewith, as amended (the “Registration Statement”), filed by Company with the Securities and Exchange Commission (the “SEC”). Capitalized terms used but not defined herein shall have the meanings set forth in the Plan of Merger.

The Plan of Merger contains a detailed description of the Merger and is hereby incorporated in this letter as part of the statement of facts.

In rendering our opinion, we have examined and reviewed the Plan of Merger; the Registration Statement; letters of duly authorized officers of PSB and Company to Boardman & Clark LLP and Alston & Bird LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other agreements, documents, and corporate records that have been made available to us and such other materials as we have deemed relevant for purposes of this opinion. In such review and examination, we have assumed the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, the conformity of documents submitted or to be submitted to us as copies and the authenticity of the originals of such latter documents. Our opinion is conditioned upon the delivery and receipt of the Final Closing Statement as set forth in Section 2.02(c) of the Merger Agreement as well as the Plan of Merger and Registration Statement accurately reflecting the material facts of the Merger and the statements and representations by PSB and Company in their respective Representation Letters and in the Plan of Merger being true, correct, and complete as of the date hereof and at all times up to and including the Effective Time.

July 30, 2026

In connection with our opinion, we have assumed the Merger will be consummated in accordance with the terms and conditions of the Plan of Merger, including satisfaction of all material covenants and conditions to the obligations of the parties without amendment or waiver thereof. We have also assumed that none of the parties will take any actions after the Merger that would cause the Merger to not qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

For the purposes indicated, and based on and subject to the foregoing, including, without limitation, the qualifications, exceptions, and assumptions set forth above and the exceptions, qualifications, and limitations set forth below, it is our opinion the Merger will result in the following material United States federal income tax consequences:

The Merger of PSB and Company will constitute a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and PSB and Company will each be a “party to a reorganization,” within the meaning of Section 368(b) of the Code, with respect to the Merger.

The opinion expressed in this letter are based on the Code, the Income Tax Regulations promulgated by the Treasury Department thereunder, and judicial authority reported as of the date hereof. Although we are not aware of any pending changes to these authorities that would alter our opinion, there can be no assurances that future legislation or administrative changes, court decisions, or Service interpretations will not significantly modify the statements or opinion expressed herein. We do not undertake to make any continuing analysis of the facts or relevant law following the date of this letter or to notify you of any changes to such facts or law.

Our opinion is limited to those United States federal income tax issues specifically considered herein. We do not express any opinion as to any other United States federal tax issues, or any state, local, or foreign tax issues, arising from or relating to the transactions contemplated in the Plan of Merger or arising or related to the Merger. Although the discussion herein is based upon our best interpretation of existing sources of law and expresses what we believe a court would properly conclude if presented with these issues, no assurance can be given that such interpretations would be followed if they were to become the subject of judicial or administrative proceedings.

July 30, 2026

This opinion is furnished to PSB solely for its benefit in connection with the Merger and is not to be relied upon, quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express written consent. This opinion may be disclosed to shareholders of PSB, and they may rely on it, it being understood that we are not establishing any client relationship with any shareholder of PSB. This letter is not to be relied upon for the benefit of any other person.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

Boardman & Clark LLP